SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




                 Pursuant to Section 13 or 15(d)
              of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported)
                        December 11, 1995



                    PHILLIPS PETROLEUM COMPANY
     (Exact name of registrant as specified in its charter)



    Delaware                1-720                  73-0400345
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)         Identification No.)
incorporation)



       Phillips Building, Bartlesville, Oklahoma      74004
      (Address of principal executive offices)     (Zip Code)



       Registrant's telephone number, including area code:
                           918-661-6600




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Item 5.  OTHER EVENTS.

On December 11, 1995, the Board of Directors of Phillips Petroleum Company (Phillips or the company) approved the establishment of a compensation and benefits trust (the Trust). The Trust, which will be administered by an independent trustee, is designed to acquire, hold and distribute shares of the company's common stock to fund certain future compensation and benefit obligations of the company. The Trust will not increase or alter the amount of benefits or compensation which will be paid under existing plans, but offers the company enhanced financial flexibility in providing the funding requirements of those plans. Phillips also has flexibility in determining the timing of distributions of shares from the Trust to fund compensation and benefits, subject to a minimum distribution schedule. All shares are required to be transferred out of the Trust by January 1, 2021.

On December 14, 1995, the company sold 29.2 million shares of previously unissued Phillips common stock, $1.25 par value, to the Trust in exchange for cash in the amount of $36.5 million and a promissory note from the Trust to Phillips of $953 million.
The proceeds of the promissory note will be repaid over time as shares are released from the Trust to meet company compensation and benefit obligations.

The trustee will vote shares held by the Trust in accordance with voting directions from eligible employees, as specified in a trust agreement with the trustee. Shares held by the Trust will not affect the earnings per share calculation or return on average shareholders' equity until after they are transferred out of the Trust.


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                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      PHILLIPS PETROLEUM COMPANY



                                        /s/ L. F. Francis
December 20, 1995                     ---------------------------

                                            L. F. Francis
                                             Controller


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